                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the

               Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    FIRST PALMETTO FINANCIAL CORPORATION
----------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

          First Pallmatto Common Stock, par value $.01
          ------------------------------------------------------------------


     (2)  Aggregate number of securities to which transaction applies:

          35,000
          ------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          Based upon one fiftieth of one percent multiplied by transaction
          ------------------------------------------------------------------
          value of (i) $75.00 per preferred shares multiplied by (ii) 35,000
          ------------------------------------------------------------------
          fractional shares.
          ------------------------------------------------------------------


     (4)  Proposed maximum aggregate value of transaction:

          $2,625,000.00
          ------------------------------------------------------------------


     (5)  Total fee paid:

          $525.00
          ------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[X]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $525.00
         -------------------------------------------------------------------


     (2)  Form, Schedule or Registration Statement No.:

          Schedule 13E-3
         -------------------------------------------------------------------


     (3)  Filing Party:

          First Palmetto Financial Corporation
         -------------------------------------------------------------------


     (4)  Date Filed:

          February 1, 2000
         -------------------------------------------------------------------

                                 May 22, 2000


Dear Stockholder:

     It is our pleasure to invite you to attend the Annual Meeting of Stockholders of First Palmetto Financial Corporation ("First Palmetto"), the holding company for First Palmetto Savings Bank, F.S.B. (the "Bank"). The Annual Meeting will be held at the Bank's main office, 407 DeKalb Street, Camden, South Carolina, on Monday, June 19, 2000 at 10:00 a.m., local time.

     Notice of the Annual Meeting, together with a Proxy Statement and Proxy Card, are enclosed and describe in detail the formal business we will conduct. As an integral part of the Annual Meeting, we will report on First Palmetto's and the Bank's operations. Our directors and officers will, of course, be available for your questions.

Fiscal 1999
-----------

     Detailed information concerning our business activities and operating results through September 30, 1999 is contained in our Annual Report, which is enclosed.

     We are happy to report to you that First Palmetto again had a very successful year. Our earnings were a record $4.6 million, or $6.50 per share, compared to our previous year's earnings of $4.2 million, or $5.90 per share.

     This has been another challenging and exciting year and First Palmetto's employees have worked very hard and long to meet those challenges. Their dedication and efforts have again enabled us to obtain our outstanding results for the year.

     Financial highlights for fiscal 1999 include:

          . Assets increased to $475.8 million from $433.7 million, an increase of $42.1 million.
          . Loans increased to $317.0 million from $264.0 million, an increase of $53.0 million.
          . Deposits increased to $361.8 million from $343.9 million, an increase of $17.9 million.
          . Our annual dividend was $2.60 per share up from $2.20 per share paid in the previous year.

Annual Meeting
--------------

     A very important item on the agenda for the Annual Meeting is the proposal put forward by the Board of Directors for a reverse stock split. Information about the reverse split is contained in the Proxy Statement. The reverse split is proposed as a part of our continuing efforts to increase stockholder value.

     Currently, four Federal agencies have oversight functions related to the Bank and First Palmetto. They are the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission, and the Federal Reserve Board. Additionally, we have an annual audit conducted by KPMG Peat Marwick, as well as our own internal audit procedures. Each of these oversight agencies adds its own layer of complexity and requires its own particular costs in the areas of outside attorneys, accountants and particularly management time and expertise.

     The Securities and Exchange Commission performs a very important oversight function, especially for large corporations with many and diverse stockholders such as Bank of America, General Motors, Citigroup, and many other publicly traded corporations. However, the benefit to First Palmetto, especially considering our other layers of regulation and oversight, does not appear to management or the Board of Directors to add to the enhancement of stockholder value. Our quarterly and annual reporting to the Securities and Exchange Commission requires considerable legal and accounting expense, and ever more importantly, consumes a great amount of management time and effort that could better be devoted to running our business.

     The requirement that the Securities and Exchange Commission be one of our regulatory agencies exists because we have more than 300 stockholders of our common stock. A reverse stock split would result in our having approximately 215 common stockholders, which would be substantially below the 300 threshold, and we would be able to "deregister" with the Securities and Exchange Commission and eliminate this one expensive and time consuming level of oversight.

     After the reverse stock split is completed, a vast majority of the common share stockholders will also own preferred stock. The preferred stock will maintain its pro-rata dividend rights compared to common stock and dividend distributions to preferred stock will not be diluted as compared to common. In fact, dividends on preferred stock must be paid prior to any payment of dividends on common stock. Additionally, any factors that impact the value of common stock, either positively or negatively, should, under the proposed reverse stock split, have a corresponding effect on the value of the preferred stock.

     The proposal before the stockholders is one in which each and every stockholder is allowed to maintain ownership in First Palmetto either in preferred or common stockholder status, therefore allowing every stockholder to continue to derive benefits from the growth and prosperity of First Palmetto. The Board of Directors urges you to consider this proposal favorably.
--------------------------------------------------------------------

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the Annual Meeting.

     Thank you for your cooperation and continuing support.

                              Sincerely,



                              Samuel R. Small
                              President and Chief Executive Officer

                     FIRST PALMETTO FINANCIAL CORPORATION
                               407 DEKALB STREET
                         CAMDEN, SOUTH CAROLINA  29020
                                (803) 432-2265

--------------------------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 19, 2000
--------------------------------------------------------------------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of First Palmetto Financial Corporation ("First Palmetto"), the holding company for First Palmetto Savings Bank, F.S.B. (the "Bank"), will be held at the Bank's main office, 407 DeKalb Street, Camden, South Carolina, on Monday, June 19, 2000, at 10:00 a.m., local time, for the following purposes:

     1.   The election of two directors of First Palmetto.

     2. The approval of a proposal to amend First Palmetto's Restated Certificate of Incorporation to effect a 1-for-125 reverse stock split of the Common Stock and to issue shares of Preferred Stock in exchange for shares of Common Stock held by any First Palmetto stockholder who, following the reverse stock split, would otherwise hold less than one share of Common Stock of record in any separate account.

     3. Such other matters as may properly come before the Annual Meeting or any adjournments thereof.

     NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on May 18, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

In the event there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by First Palmetto.

You are requested to complete and sign the enclosed Proxy Card, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. Your proxy will not be used if you attend and vote at the Annual Meeting in person.

                              BY ORDER OF THE BOARD OF DIRECTORS



                              DARLENE H. LOVE
                              SECRETARY

Camden, South Carolina
May 22, 2000

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE FIRST PALMETTO THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                     FIRST PALMETTO FINANCIAL CORPORATION
                               407 DEKALB STREET
                         CAMDEN, SOUTH CAROLINA  29020
                                (803) 432-2265


________________________________________________________________________________
                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 June 19, 2000
________________________________________________________________________________

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Palmetto Financial Corporation ("First Palmetto"), the holding company for First Palmetto Savings Bank, F.S.B. (the "Bank"), to be used at the Annual Meeting of Stockholders of First Palmetto (the "Annual Meeting") to be held at the Bank's main office, 407 DeKalb Street, Camden, South Carolina, on Monday, June 19, 2000, at 10:00 a.m., local time. It is anticipated that this Proxy Statement will be mailed to stockholders on or about May 22, 2000.

     If the enclosed form of proxy is properly executed and returned to First Palmetto in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the two nominees of First Palmetto's Board of Directors as directors and FOR the proposed reverse stock split. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present. Except for procedural matters incidental to the conduct of the Annual Meeting, First Palmetto does not know of any other matters that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, the persons named in the accompanying proxy will vote the shares represented by such proxies on such matters as determined by a majority of the Board of Directors. The proxies solicited on behalf of the Board of Directors confer discretionary authority upon the holders thereof with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented at the Annual Meeting if notice of such matter has not been delivered to First Palmetto in accordance with the Certificate of Incorporation.

     The securities which can be voted at the Annual Meeting consist of shares of common stock of First Palmetto, par value $0.01 per share (the "Common Stock"). Each share entitles its owner to one vote on all matters, including the election of directors. The close of business on May 18, 2000 has been fixed by the Board of Directors as the record date for determination of stockholders entitled to vote at the Annual Meeting (the "Record Date"). The number of shares outstanding on that date was 712,010. The presence, in person or by proxy, of one-third of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

________________________________________________________________________________
                             REVOCATION OF PROXIES
________________________________________________________________________________

     The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. However, stockholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of First Palmetto a written notice of revocation, by delivering to First Palmetto a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

________________________________________________________________________________
                         STOCK OWNERSHIP OF MANAGEMENT
________________________________________________________________________________

     The following table sets forth information as of the Record Date with respect to the shares of Common Stock beneficially owned by each director and director emeritus of First Palmetto, including the Chief Executive Officer, and by all directors, executive officers and director emeritus of First Palmetto as a group. This information is based on information furnished to First Palmetto by such persons.


                                                   Amount and Nature    Percent of
                                                     of Beneficial     Common Stock
                                                     Ownership (1)      Outstanding
                                                   -----------------   ------------

Directors:
  H. Davis Green, Jr.                                   28,281             3.97%
  Samuel R. Small                                       81,660            11.47
  Steve G. Williams, Jr.                                31,204             4.38
  Pierce W. Cantey, Jr.                                 25,974             3.65
  William R. Clyburn                                     6,500                *
  Frank D. Goodale, Jr.                                  6,140                *
  Donald H. Holland                                     11,300             1.59
  Charlie E. Nash                                       14,221             2.00
  Glenn G. Tucker                                       56,087             7.88

All Directors and Executive Officers
 as a Group (9 persons)                                261,367            36.71

Director Emeritus:
 William F. Tripp, Jr.                                   2,500                *

All Directors, Executive Officers
  and Director Emeritus as a Group (10 persons)        263,867            37.06

______________
*    Less than 1% of the outstanding Common Stock.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), a person is considered the beneficial owner of any shares of Common Stock (a) over which he has or shares voting or investment power or (b) of which he has the right to acquire beneficial ownership at any time within 60 days of the Record Date. As used herein, "voting power" is the power to vote or direct the vote of shares, and "investment power" is the power to dispose or direct the disposition of shares. This table includes shares owned directly by directors and officers of First Palmetto as well as shares held by their spouses and minor children and trusts of which certain of them are trustees, but does not include shares held or beneficially owned by other relatives as to which they disclaim beneficial ownership.

Section 16(a) Beneficial Ownership Reporting

     Section 16(a) of the 1934 Act requires First Palmetto's officers and directors, and persons who own more than 10% of a registered class of First Palmetto's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish First Palmetto with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, First Palmetto believes that, during the year ended September 30, 1999, all such filing requirements were complied with.

________________________________________________________________________________
                       PRINCIPAL HOLDERS OF COMMON STOCK
________________________________________________________________________________

     The following table sets forth information as of the Record Date with respect to the persons believed by First Palmetto to be the beneficial owners of more than five percent of the outstanding shares of Common Stock. This information is based upon the most recent Schedule 13D filed by such persons with the Securities and Exchange Commission ("SEC") or information provided to First Palmetto by such persons.


                                                        Percent
Name and Address            Amount and Nature of    of Common Stock
of Beneficial Owner       Beneficial Ownership (1)    Outstanding
-------------------       ------------------------  ---------------

Samuel R. Small                             81,660           11.47 %
407 DeKalb Street
Camden, South Carolina

Glenn G. Tucker                             56,087            7.88 %
1510 Lyttleton Street
Camden, South Carolina

______________
(1) For the definition of beneficial ownership and additional information with respect to the nature of the beneficial ownership, see footnote (1) to the table in "Stock Ownership of Management."

________________________________________________________________________________
                      PROPOSAL I -- ELECTION OF DIRECTORS
________________________________________________________________________________

     Pursuant to First Palmetto's Restated Certificate of Incorporation, the directors are divided into three classes, as nearly equal in number as possible, with the number of directors as specified in the Bylaws. In general, the term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. Delaware law provides that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

     The Board of Directors has nominated Pierce W. Cantey, Jr. and William R. Clyburn, who are currently directors of First Palmetto (see below), to serve for terms of three years and until their successors are elected and qualified. It is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of such nominees for their respective terms, unless otherwise directed by the stockholder. The nominees have consented to stand for election and to serve if elected as directors. If any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

     The Board of Directors recommends that stockholders vote "FOR" the election of the nominees of the Board of Directors. Unless otherwise indicated, properly executed proxies will be voted in accordance with the Board's recommendation.

Information as to Directors, Director Emeritus and Executive Officers

     The following table sets forth certain information with respect to First Palmetto's directors and executive officers.


                                                                                    Year First     Year
                                                                                      Elected      Term
Name                                        Age(1)        Position(s) Held          Director(2)   Expires
----                                        ------        ----------------          ----------    -------

H. Davis Green, Jr.                          62     Chairman of the Board                1970        2001
                                                    of First Palmetto

Samuel R. Small                              52     President and Chief Executive        1980        2002
                                                    Officer of First Palmetto and
                                                    Chairman of the Board, President
                                                    and Chief Executive Officer of
                                                    the Bank

Steve G. Williams, Jr.                       43     Senior Vice President and            1989        2001
                                                    Treasurer of First Palmetto
                                                    and Senior Vice President
                                                    Regulatory Administration/
                                                    Communications of the Bank

Pierce W. Cantey, Jr.                        58     Director                             1996        2000

William R. Clyburn                           63     Director                             1968        2000

Frank D. Goodale, Jr.                        66     Director                             1979        2002

Donald H. Holland                            71     Director                             1971        2001

Charlie E. Nash                              58     Director                             1983        2002

Glenn G. Tucker                              50     Director                             1980        2001

___________________

(1) As of December 31, 1999.

(2) Except for Mr. Cantey, year first elected as a director of Palmetto State Savings Bank of South Carolina or First Federal Savings and Loan Association of Camden, the predecessors of the Bank, which is First Palmetto's wholly-owned subsidiary. Each director of First Palmetto is also a director of the Bank.

     The principal occupations and business experience for the past five years of each director, director emeritus and executive officer of First Palmetto are set forth below.

Directors:
----------

     H. Davis Green, Jr. is an appraiser and the owner of H. Davis Green, Jr. Appraisals in Camden. Mr. Green has been Chairman of the Board of First Palmetto since 1991.

     Samuel R. Small has been President and Chief Executive Officer of First Palmetto and Chief Executive Officer of the Bank since 1990. In 1991, he became Chairman of the Board of the Bank.

     Steve G. Williams, Jr. has been Senior Vice President and Treasurer of First Palmetto and an executive officer of the Bank since 1990.

     Pierce W. Cantey, Jr. is the managing partner of Cantey, Tiller, Pierce and Associates, LLP, an accounting firm.

     William R. Clyburn is the retired general manager of H&H Chevrolet. He is President of Bill Clyburn Realty, Inc.

     Frank D. Goodale, Jr. is a jeweler and owner of F.D. Goodale, a jewelry retailer in Camden.

     Donald H. Holland is an attorney in Camden. He has served as a South Carolina State Senator since 1969.

     Charlie E. Nash is the retired President of Charlie E. Nash Insurance Agency, Inc. in Camden.

     Glenn G. Tucker has been President of Tucker Down East Resources, Inc., a recreational services provider, since January 1996. Prior to that, he was the co-publisher of the Chronicle - Independent in Camden.

Director Emeritus:
------------------

     William F. Tripp, Jr. is a retired plant manager of the E.I. DuPont de Nemours Textile Fibers Plant in Camden.

________________________________________________________________________________
               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
________________________________________________________________________________

     First Palmetto's entire Board of Directors serves as a nominating committee for the purpose of selecting the Board's nominees for election as directors. The Board of Directors held one meeting as a nominating committee during fiscal 1999. While the Board of Directors will consider nominees recommended by stockholders, it has not actively solicited recommendations from First Palmetto's stockholders for nominees, nor has it established any procedures for this purpose other than as set forth in the Certificate of Incorporation. To be timely, a stockholder's notice of nomination or new business must be delivered to or mailed and received at the principal executive offices of First Palmetto not later than 30 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 45 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the date on which notice is mailed or prior public disclosure is made of the date of an annual meeting. Public disclosure of the date of the Annual Meeting was made by the issuance of a press release on April 19, 2000. A stockholder's notice of nomination or new business must also set forth certain information specified in First Palmetto's Certificate of Incorporation concerning the stockholder and each person the stockholder proposes to nominate for election or the business the stockholder proposes to bring before the annual meeting. Stockholder nominations and new business may be proposed by any stockholder eligible to vote at an annual meeting, provided the notice is timely and complies with the informational requirements of the Certificate of Incorporation. Nominations and new business by any stockholder eligible to vote at the Annual Meeting were required to be received by First Palmetto on or before May 20, 2000. See "Other Matters."

     There are no standing committees of the Board of Directors of First Palmetto. The Board of Directors of the Bank carries out many of its duties through committees.

     The Bank's Audit Committee, currently composed of directors Cantey, Holland and Nash, is responsible for the review and evaluation of First Palmetto's and the Bank's internal controls and accounting procedures. It also periodically reviews audit reports with the independent auditors and recommends the annual appointment of such auditors. The Audit Committee held one meeting during fiscal 1999.

     The Bank's Compensation Committee, currently composed of directors Cantey, Green, Holland, Nash and Tucker held one meeting during fiscal 1999.

     During fiscal 1999, First Palmetto's Board of Directors held five meetings and the Bank's Board of Directors held 12 meetings. No director of First Palmetto and the Bank attended fewer than 75% of the total meetings of the boards of directors and committees on which such director served during this period.

________________________________________________________________________________
                            EXECUTIVE COMPENSATION
________________________________________________________________________________

     The following table sets forth cash and noncash compensation awarded to or earned by the Chief Executive Officer of First Palmetto during fiscal 1999, 1998 and 1997.


                          SUMMARY COMPENSATION TABLE

 ----------------------------------------------------------------------------------------------------------------------
                                     Annual Compensation                      Long-Term Compensation
                                 -------------------------------------------------------------------------
                                                                               Awards             Payouts
                                                                  ----------------------------------------
                                                        Other
                                                        Annual      Restricted      Securities              All Other
                                                       Compen-         Stock        Underlying      LTIP     Compen-
Name and                         Salary       Bonus   sation (2)     Awards(s)     Options/SARs   Payouts   sation (3)
Principal Position (1)  Year       ($)         ($)       ($)            ($)             (#)         ($)        ($)
----------------------------------------------------------------------------------------------------------------------
Samuel R. Small         1999       200,000   10,000          --             --            --(4)        --      30,350
  President and Chief   1998       182,000       --          --             --            --           --      17,562
  Executive Officer     1997       167,667       --          --             --            --           --       8,400
----------------------------------------------------------------------------------------------------------------------

(1) No other executive officer earned in excess of $100,000 in salary and bonus in fiscal 1999, 1998 and 1997.
(2) Executive officers of First Palmetto receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits in fiscal 1999, 1998 and 1997 by the named executive officer did not exceed 10% of the executive's annual salary and bonus.
(3) Represents directors' fees for each of fiscal 1999, 1998 and 1997 and unused vacation for fiscal 1999, 1998 and 1997.
(4)  No options were granted or outstanding during fiscal 1999.

Directors' Compensation

     During fiscal 1999, each director of the Bank received an annual fee of $9,000. Non-employee directors also receive a fee of $100 per committee meeting attended.

Report of the Compensation Committee

     As members of the Compensation Committee of the Bank, it is our duty to review compensation policies applicable to executive officers; to consider the relationship of corporate performance to that compensation; to recommend salary and bonus levels for executive officers for consideration by the Board of Directors of the Bank; and to administer various incentive plans of First Palmetto and the Bank.

     Overview. Under the compensation policies of the Bank, which are endorsed by the Compensation Committee, compensation is paid based both on the executive officer's performance and the performance of First Palmetto and the Bank. In assessing the performance of First Palmetto and the Bank for purposes of compensation decisions, the Compensation Committee considers a number of factors, including profits of First Palmetto and the Bank during the past year relative to their profit plans, changes in the value of First Palmetto's stock, reports of federal regulatory examinations of First Palmetto and the Bank, growth, business plans for future periods, and regulatory capital levels. The Compensation Committee assesses individual executive performance based upon its determination of the officer's contributions to the performance of First Palmetto and the Bank and the accomplishment of First Palmetto's and the Bank's strategic goals. In assessing performance for the year ended September 30, 1999 and previous years, the members of the Compensation Committee did not make use of a mechanical weighting formula or use specific performance targets, but instead weighed the described factors as they deemed appropriate in the total circumstances.

     Base Salary. The 1999 salary levels of First Palmetto's senior officers were established in 1998 consistent with this compensation policy. In its 1998 review of base compensation, the Compensation Committee determined that the performance of Mr. Small in managing First Palmetto and the Bank was satisfactory, based upon the 1998 financial performance of First Palmetto, including the growth in assets, income, and capitalization during 1998; the financial performance trends for 1998 and the preceding four years, which included growth in assets, net income, and stockholders' equity in each year; the results of confidential regulatory examinations; his continued involvement in community affairs in the communities served by the Bank; First Palmetto's planned levels of financial performance for 1999; and a general level of satisfaction with the management of First Palmetto and the Bank. Based upon the results of this review, the salary of Mr. Small was established at $200,000 per year for 1999, which represented an increase of 9.9% over his 1998 base salary. The Compensation Committee believes that Mr. Small's total compensation for 1999 appropriately reflected his contribution to First Palmetto and the Bank based on the factors considered for compensation decisions.

December 31, 1999

                              Pierce W. Cantey, Jr.
                              H. Davis Green
                              Donald H. Holland
                              Charlie E. Nash
                              Glenn G. Tucker


Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is a former or current officer or employee of First Palmetto or the Bank.

     Donald H. Holland, a member of the Compensation Committee and an attorney in Camden, South Carolina, renders legal services to the Bank in connection with loan closings and other corporate matters.

Stock Performance Comparisons

     The following graph, which was prepared by SNL Securities LC, Charlottesville, Virginia, shows the cumulative total return on the Common Stock of First Palmetto over the last five years compared with the S&P 500 Index and a portfolio of all publicly traded thrifts and thrift holding companies. Cumulative total return on the stock or the index equals the total increase in value since September 30, 1994 assuming reinvestment of all dividends paid into the stock or the index, respectively. The graph was prepared assuming that $100 was invested on September 30, 1994 in the Common Stock, and the securities included in the indexes. There is not an established public trading market for the Common Stock.

                      CUMULATIVE TOTAL STOCKHOLDER RETURN
                 COMPARED WITH PERFORMANCE OF SELECTED INDEXES
                 September 30, 1994 through September 30, 1999


                             [GRAPH APPEARS HERE]

                           Total Return Performance


                                                                        Period Ending
                                 ------------------------------------------------------------------------------------------
Index                                       9/30/94       9/30/95       9/30/96       9/30/97        9/30/98        9/30/99
---------------------------------------------------------------------------------------------------------------------------
First Palmetto Financial Corp.               100.00        103.27        132.34        168.65         224.31         341.30
S&P 500                                      100.00        129.75        156.12        219.10         238.94         305.28
SNL Thrift Index                             100.00        130.96        158.17        274.83         246.40         234.70

Certain Transactions

     First Palmetto and the Bank have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal stockholders. All loans included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collectibility nor presented other unfavorable features.

________________________________________________________________________________
                       PROPOSAL II--REVERSE STOCK SPLIT
________________________________________________________________________________

Summary

     The Board of Directors has authorized, and recommends for your approval, a proposal (the "Reverse Stock Split Proposal") to amend First Palmetto's Restated Certificate of Incorporation to effect a 1-for-125 reverse stock split of the Common Stock and to issue shares of Series A Non-Voting Preferred Stock, par value $.01 per share (the "Preferred Stock"), in exchange for shares of Common Stock held by any First Palmetto stockholder who, following the reverse stock split, would hold less than one share of Common Stock of record in any separate account.

     Stockholders of record whose shares of Common Stock would otherwise be converted into less than 1 share of Common Stock in the reverse stock split will receive one share of Preferred Stock for each such share, while registered stockholders whose shares of Common Stock are converted into 1 or more shares of Common Stock will receive "new" Common Stock. We refer to the reverse stock split and the conversion of shares of Common Stock into Preferred Stock as the "Transaction." We also refer to our stockholders whose shares of Common Stock are registered in their names as "registered stockholders." If approved, the Reverse Stock Split Proposal will take effect on the date of filing with the Secretary of State of Delaware of a Certificate of Amendment, unless First Palmetto specifies otherwise (the "Effective Date"). In order to complete the Reverse Stock Split Proposal, a majority of the stockholders entitled to vote at the Annual Meeting must approve amendments to First Palmetto's Restated Certificate of Incorporation (the "Charter"). Each member of the Board of Directors and all executive officers of First Palmetto have indicated that they intend to vote in favor of the Reverse Stock Split Proposal.

     We attach the proposed amendments to the Charter to this Proxy Statement as Appendix A. If approved, the Reverse Stock Split Proposal will affect First Palmetto stockholders as follows after completion:

Stockholder as of Effective Date                               Net Effect After Reverse Stock Split
--------------------------------                               ------------------------------------
Registered stockholders holding 125 shares of Common           Shares of Common Stock will be converted into one
Stock in a record account.                                     whole share of new Common Stock on a 1-for-125 basis.

Registered stockholders holding fewer than 125 shares          Shares of Common Stock will be converted into whole
of Common Stock in a record account.                           shares of Preferred Stock on a one-for-one basis.

Registered stockholders holding more than 125 shares           Shares of Common Stock will be converted into one or
of Common Stock in a record account.                           more shares of new Common Stock on a 1-for-125 basis
                                                               and the remainder, if any, will be converted into
                                                               whole shares of Preferred Stock on a one-for-one
                                                               basis.

Stockholders holding Common Stock in street name               Nominees (such as a bank or broker) may have
through a nominee (such as a bank or broker)                   required procedures, and First Palmetto stockholders
                                                               holding Common Stock in street name should contact
                                                               their nominees to determine how they will be
                                                               affected by the reverse stock split.

Reasons for Transaction

     The Board of Directors recommends that First Palmetto stockholders approve the Reverse Stock Split Proposal for the following reasons, among others:

     . First Palmetto has approximately 394 registered stockholders. There is no established public trading market in which shares of the Common Stock are regularly traded, nor are there any uniformly quoted prices for such shares. As a result, the market for the Common Stock is relatively illiquid.

     . The Common Stock is registered under the 1934 Act. As a result, First
       Palmetto is subject to the periodic reporting and proxy solicitation requirements of the SEC under the 1934 Act. The out-of-pocket and internal costs to First Palmetto associated with the preparation and filing of such reports when compared to the limited number of stockholders and relatively illiquid market for the Common Stock is, in the opinion of the Board of Directors, unwarranted. First Palmetto estimates that, upon termination of its obligation to file such reports with the SEC, it will achieve savings of approximately $50,000 annually.

Recommendation of Board of Directors; Fairness of Reverse Stock Split Proposal

     The Board believes that the Reverse Stock Split Proposal, taken as a whole, is fair to, and in the best interests of First Palmetto and its stockholders, including those who will receive Preferred Stock in exchange for their Common Stock, those who will receive shares of new Common Stock and those who will receive both Preferred Stock and new Common Stock. The Board also believes that the process by which the Transaction is to be approved is fair. The Board unanimously approved the Reverse Stock Split Proposal. The Board recommends that the stockholders vote for approval and adoption of the Reverse Stock Split Proposal. Each member of the Board and each executive officer of First Palmetto who owns shares of Common Stock has advised First Palmetto that he intends to vote his shares in favor of the Reverse Stock Split Proposal.

     The Board has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split Proposal (even after approval thereof) if it determines subsequently that the Reverse Stock Split Proposal is not then in the best interests of First Palmetto and its stockholders.

     First Palmetto did not obtain an independent fairness opinion in connection with the proposed Reverse Stock Split Proposal. However, the Board considered a number of factors in determining whether it was in the best interests of First Palmetto and its stockholders to undertake the Transaction and reduce the number of stockholders to fewer than 300 persons in order to terminate the registration of its Common Stock under the 1934 Act. The Board of Directors reviewed and discussed with management of First Palmetto materials which had been prepared by management and distributed to the Board relating to cost savings to be achieved by terminating the registration of the Common Stock. The Board of Directors determined that cost savings of approximately $50,000 per year could be achieved if First Palmetto terminated the registration. The Board of Directors also considered the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the Common Stock under the 1934 Act. The Board of Directors considered the effect that terminating the registration of the Common Stock might have on the market for the Common Stock and the ability of stockholders to buy and sell shares. The Board of Directors determined that the cost savings, reduced burden on management and increased confidentiality of proprietary information to be achieved by terminating registration of the Common Stock under the 1934 Act outweighed any potential detriment from termination of registration.

     The Board of Directors considered an independent analysis and evaluation of the estimated fair market value of the Preferred Stock to be issued to stockholders holding fewer than 125 shares of Common Stock of record in any one account. Based of such independent analysis and evaluation, as well as its own consideration of the comparative rights of the Preferred Stock and the Common Stock, the Board of Directors believes that the Preferred Stock constitutes fair consideration for a stockholder's fractional Common Stock interest. In particular, the Board of Directors considered the following:

     . Although the Preferred Stock will be nonvoting and may be redeemable, the Preferred Stock will have a dividend and liquidation preference.

     . The Preferred Stock may have a more liquid trading market relative to the Common Stock.

     . If the Preferred Stock is redeemed, the redemption piece will be at a premium to the fair market value.

     . In a negotiated acquisition of First Palmetto, the Preferred Stock will be valued on the same basis as the Common Stock, subject to the reverse stock split ratio.

See page 12, "-- Evaluation of RP Financial."

     The Board of Directors considered two alternative transactions, including an issuer tender offer and open market purchases, to accomplish the reduction in the number of stockholders to fewer than 300 persons, but ultimately determined the Reverse Stock Split Proposal was the preferred method. The Board of Directors considered no other alternative transactions.

     The Transaction is not structured so that approval of at least a majority of unaffiliated stockholders is required. No independent committee of the Board of Directors has reviewed the fairness of the Reverse Stock Split Proposal. No unaffiliated representative acting solely on behalf of the stockholders for the purpose of negotiating the terms of the Reverse Stock Split Proposal or preparing a report covering the fairness of the Reverse Stock Split Proposal was retained by First Palmetto or by a majority of directors who are not employees of First Palmetto. The Board of Directors believes that the Transaction is substantively fair to all unaffiliated stockholders notwithstanding the absence of such a committee or representative for the following reasons: all current stockholders will retain an ownership interest in First Palmetto; stockholders who receive shares of Preferred Stock will acquire a security which the Evaluation has determined to be substantially equivalent in value to their Common Stock interests, will have dividend rights equivalent to those of the Common Stock, will have liquidation rights in preference to holders of new Common Stock, will be redeemable by First Palmetto in two years at a redemption price which is the greater of the current fair market value of the Preferred Stock as determined by the Board of Directors or 115% of a current appraisal of such value, in the event of a negotiated acquisition of First Palmetto will be valued by the Board on a basis equivalent to the Common Stock, and prior to certain transfers may be repurchased by First Palmetto at a price which is the greater of the current fair market value of the Preferred Stock as determined by the Board of Directors or 115% of a current appraisal of such value.

     The Board believes that the Transaction is procedurally fair because the reverse stock split is being effected in accordance with Delaware law and hence will require the affirmative vote of the holders of a majority of First Palmetto's outstanding Common Stock; First Palmetto's officers and directors as a group do not own of record or beneficially a sufficient number of shares to assure approval of the Reverse Stock Split Proposal; between the date hereof and the Effective Date (defined below) of the reverse stock split, all stockholders of First Palmetto will have an opportunity to adjust the number of shares of Common Stock owned by them so that holders who would otherwise be converted to only Preferred Stock can become continuing holders of new Common Stock, and continuing holders can so divide or otherwise adjust their existing holdings as to become Preferred holders as to some or all of their shares. For example, family members or other related stockholders who hold fewer than 125 shares can combine their shares into one separate account and continue to hold new Common Stock. Also, holders of fewer than 125 shares can purchase additional shares in open market transactions and thereby continue to hold 125 shares. Open market purchases may be restricted, however, due to the limited trading market for the Common Stock.

     After consideration of all the facts, all of the directors, including those who are not employees of First Palmetto, have determined that the Reverse Stock Split Proposal is fair to unaffiliated stockholders. In its determination, the Board of Directors considered all factors equally, and did not assign weights to any factors.

Evaluation of RP Financial

     The Board of Directors of First Palmetto has retained RP Financial, LC ("RP Financial") as its financial advisor in connection with the Reverse Stock Split Proposal and requested RP Financial to provide an independent analysis and evaluation (the "Evaluation") of the estimated fair market value of the Preferred Stock to be issued to holders of fewer than 125 shares of Common Stock. In requesting the Evaluation, the Board of Directors did not give any special instructions to or impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. RP Financial has delivered the Evaluation to First Palmetto to the effect that:

     . as of December 17, 1999, the estimated value of the Common Stock was $75.00 per share; and

     . the fair market value of the Preferred Stock is substantially equivalent to $75.00 per share.

     RP Financial. RP Financial, Arlington, Virginia, is a financial consulting firm that, among other things, specializes in the fair market valuation of the equity and debt securities issued by financial institutions and their subsidiary companies. RP Financial has been approved as a qualified financial institution appraisal firm by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and numerous state banking agencies. The principals and staff of RP Financial have served as fair market appraisers and consultants for over 500 financial institutions pursuant to initial and secondary offerings (including rights offerings), business combinations, mutual-to-stock conversions, mutual holding company formations, employee stock ownership plans and stock option plans, audited financial statement disclosure and other purposes. Neither RP Financial nor its employees have any present or contemplated future interest in the stock of First Palmetto or its principals or any other interest that might tend to prevent RP Financial from making a fair and unbiased appraisal.

     Valuation of Common Stock. A fair market valuation of the Common Stock was made by RP Financial in reliance upon information contained herein, First Palmetto's audited financial statements for the fiscal years ended September 30, 1995 through September 30, 1999, and First Palmetto's internal and regulatory data for the period covering September 30, 1995 through September 30, 1999. RP Financial also considered the following factors, among others:

     . the present operating results and financial condition of First Palmetto, and the economic and demographic conditions in First Palmetto's existing market area;

     . historical, financial and other information relating to First Palmetto;

     . a comparative evaluation of the operating and financial statistics of First Palmetto with those of other similarly situated publicly-traded thrift institutions;

     . the current dividend policy of First Palmetto;

     . the pro forma impact of the proposed reverse 1-for-125 stock split; and

     . the trading market for securities of comparable institutions and general conditions in the market for such securities.

     RP Financial's valuation approach focused on first deriving a value for the Common Stock on a comparable publicly-traded basis, and then applied a discount to the comparable public value to account for the closely held nature of the Common Stock and the lack of marketability resulting from the illiquid characteristics of the Common Stock. To derive the publicly-traded equivalent value for the Common Stock, RP Financial applied market value approaches -- specifically price-to-earnings (P/E) and price-to-tangible book value (P/TB) -- and the discounted earnings approach. The applications of the market value approaches were based on the pricing multiples of a selected group of comparable publicly-traded institutions (the "Peer Group"), taking into account RP Financial's comparative analysis of First Palmetto relative to the Peer Group.

     1.  Price-to-Earnings.  The application of the P/E valuation method
         -----------------
calculated the Common Stock market value by applying a valuation P/E multiple, derived from the Peer Group's core P/E multiple as of December 17, 1999, times First Palmetto's recurring or core earnings for the 12 months ended September 30, 1999.

     2.  Price-to-Book.  The application of the P/TB valuation method calculated
         -------------
the Common Stock market value by applying a valuation P/TB ratio, derived from the Peer Group's P/TB ratio as of December 17, 1999, to the Bank's tangible book value as of September 30, 1999.

     3.  Discounted Earnings.  The discounted earnings approach calculated the
         -------------------
Common Stock market value through applying a discount rate to First Palmetto's core or recurring earnings for the twelve months ended September 30, 1999.

     On the basis of the foregoing, RP Financial has advised First Palmetto that, in its Fair Market Valuation dated December 17, 1999, the value of the Common Stock, without give effect to the proposed reverse stock split, was $75.00 per share.

     Analysis and Evaluation of Preferred Stock. In reaching its conclusion that the fair market value of the Preferred Stock and Common Stock were substantially equivalent, RP Financial took into consideration the comparative rights of the Preferred Stock and the Common Stock.

     . RP Financial considered the loss of voting rights by the holders of the Preferred Stock and the ability of First Palmetto to redeem the Preferred Stock at its option, both of which were considered to be negative valuation considerations for the Preferred Stock relative to the Common Stock. It is RP Financial's view that the negative valuation considerations associated with the loss of voting rights and the redemption feature were offset by other positive valuation considerations associated with the Preferred Stock, which included the dividend preference and liquidation preference for the Preferred Stock, the probability of a more liquid trading market for the Preferred Stock and the premium price to be received by the holders of the Preferred Stock in the event of a redemption.

     . RP Financial anticipates that the Preferred Stock will have a more liquid trading market relative to the Common Stock, since the 1-for-125 reverse stock split of the Common Stock will result in fewer shares of Common Stock outstanding in comparison to the number of shares of Preferred Stock that will be outstanding. Additionally, the reverse stock split adjusted price of the Common Stock will be significantly higher than the price of the Preferred Stock, which RP Financial also believes will result in a relatively more liquid trading market for the Preferred Stock.

     . If the Preferred Stock is redeemed by First Palmetto, the redemption price will be the greater of the current fair market value of the Preferred Stock as determined by the Board of Directors or 115% of a current independent appraisal of such value. The premium associated with the redemption price is believed by RP Financial to adequately compensate the holders of the Preferred Stock at the time of redemption for foregoing potential increases in value. RP Financial's conclusion in this regard considered historical control premium data for thrift acquisitions announced in 1998 and 1999, which indicate that the average control premium paid for such acquisitions equaled 24.0% and 38.7%, respectively, based on the closing stock prices of the acquired institutions one day prior to the announcement date of their acquisition. RP Financial concluded that the 15% premium upon redemption reasonably reflects the uncertainty of future events, yet still compensates the holders of Preferred Stock adequately for foregoing potential increases in value, given that there is no certainty as to the timing or probability that a negotiated acquisition of First Palmetto would be completed following the redemption.

     . RP Financial noted that, overall, the Preferred Stock has the same dividend and price under a merger as the Common Stock. RP Financial determined that the downward valuation adjustment relative to the Common Stock for lack of voting rights and redemption provision are substantially and equally offset by the Preferred Stock's dividend preference, liquidation preference, anticipated greater liquidity and premium in redemption. These factors were all considered in RP Financial's conclusion that the Preferred Stock has a fair market value substantially equivalent to the Common Stock.

     A copy of the Evaluation is set forth as Appendix B to this Proxy Statement
     ---------------------------------------------------------------------------
and should be read in its entirety by First Palmetto stockholders.
-----------------------------------------------------------------

Conduct of First Palmetto's Business after Reverse Stock Split

     First Palmetto expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the reverse stock split is not anticipated to have any effect upon the conduct of its business.

     If the Reverse Stock Split Proposal is effected, First Palmetto believes that, based on First Palmetto's stockholder records, fewer than 300 stockholders of record of new Common Stock will remain. In addition, individuals who are members of the Board of Directors and executive officers of First Palmetto now owning approximately 37% of the Common Stock will own approximately 39% of the new Common Stock after the Reverse Stock Split. See page 2, "Stock Ownership of Management."

     First Palmetto plans, as a result of the reverse stock split, to become a privately held company. The registration of the Common Stock under the 1934 Act will be terminated. In addition, because the new Common Stock will no longer be publicly held, First Palmetto will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, and its officers and directors and stockholders owning more than 10% of the Common Stock will be relieved of certain obligations under the 1934 Act. First Palmetto estimates that termination of the registration of the Common Stock under the 1934 Act will save First Palmetto approximately $50,000 per year in legal, accounting and other expenses.

     Other than as described in this Proxy Statement, neither First Palmetto nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board of Directors or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

Structure of Reverse Stock Split

     The reverse stock split is of the Common Stock. If the Reverse Stock Split Proposal is approved and occurs, the reverse stock split will occur on the Effective Date. Assuming stockholder approval of the Reverse Stock Split Proposal is obtained, First Palmetto plans to file the Certificate of Amendment at a time to be determined by the officers of First Palmetto, but in any event not later than July 31, 2000. The Board, however, has retained for itself the absolute authority to reject (and not implement) the Reverse Stock Split Proposal (even after approval thereof), if it subsequently determines that the Reverse Stock Split Proposal is not then in the best interests of First Palmetto and its stockholders. All registered stockholders on the Effective Date will receive 1 share of new Common Stock for every 125 shares of Common Stock held in record accounts at that time. Any registered stockholder who holds fewer than 125 shares of Common Stock in a record account will receive one share of Preferred Stock for each share of Common Stock.

Purpose of Reverse Stock Split

     The purpose of the Reverse Stock Split Proposal is to reduce the number of stockholders of record of Common Stock to fewer than 300 persons in order to relieve First Palmetto of the administrative burden and cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the 1934 Act, by deregistering its Common Stock under the 1934 Act. If the Reverse Stock Split is implemented, holders of more than 125 shares will benefit by an increase in their percentage ownership of the Common Stock.

     The Transaction will provide those registered stockholders with fewer than 125 shares with the opportunity to maintain an equity interest in First Palmetto through the ownership of Preferred Stock. Moreover, First Palmetto will benefit from substantial cost savings as a result of the Reverse Stock Split Proposal.

     The Board believes that the disadvantages of having First Palmetto continue to be a 1934 Act registrant outweigh any advantages. The Board has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for any such acquisition. Accordingly, First Palmetto is not likely to make use of any advantage (for raising capital, effecting acquisitions or other purposes) that First Palmetto's status as a reporting company may offer.

     First Palmetto incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. First Palmetto also incurs substantial indirect costs as a result of, among other things, the executive time expended to prepare and review such filings. Since First Palmetto has relatively few executive personnel, these indirect costs can be substantial. Based on its experience in prior years, First Palmetto's direct costs, which include the fees and expenses of independent auditors, SEC legal counsel, printing, mailing, and SEC filing fees are estimated to approximate $50,000 annually.

     Estimates of the annual savings to be realized if the Reverse Stock Split Proposal is approved and implemented are based upon actual costs to First Palmetto of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements. The costs of the services and disbursements in each category for the fiscal years ended September 30, 1999 and 1998, respectively, were as follows: independent auditors and other accountants - $104,000 and $79,000; SEC legal counsel - $9,000 and $4,400; and miscellaneous costs - $6,400. Management's estimates are based on information provided or upon verifiable assumptions. For example, its auditors have informed First Palmetto, informally, that there will be a reduction in auditing fees if First Palmetto ceases to be public, and it is clear that no SEC legal counsel will be needed if First Palmetto no longer reports to the SEC. Other estimates are more subjective, e.g. the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by First Palmetto's private status; the lower risk of liability that attends private (as distinguished from public) company status expected to result; and the reduction in direct miscellaneous clerical and other expenses (e.g., the word processing, edgarizing, telephone and fax charges associated with SEC filings) and elimination of the charges of brokers and banks in forwarding materials to beneficial holders.

     The estimates set forth above are just that--estimates; the actual savings to be realized may be higher or lower than such estimates. It is expected that a portion of the estimated savings will be realized in the current fiscal year ending September 30, 2000.

     In light of First Palmetto's size and resources, the Board does not believe such direct and indirect costs are justified.

     Management conducted an analysis of the options, risks and expenses relating to remaining a public company, including the continued illiquidity of the Common Stock.

     In making this analysis, management considered the following alternative strategies:

     . A cash tender offer, but the Board believed it would not result in shares being tendered by a sufficient number of record stockholders so as to accomplish the going private objective and reducing recurring costs. It was thought unlikely that many holders of small numbers of shares would make the effort to tender their shares; and

     . A purchase of shares in the open market. There is no established trading market for the Common Stock; therefore, it would be highly unlikely that shares could be acquired by First Palmetto from a sufficient number of holders to accomplish the Board's objectives.

     The Board has determined that the Reverse Stock Split Proposal is the most expeditious and economical way of changing First Palmetto's status from that of a reporting company to that of a more closely held, non-reporting company. The Board has determined the reverse split ratio to be 1-for-125.

     The Board also believes that it is in the best interests of First Palmetto and the Bank to exchange shares of Preferred Stock for shares of Common Stock which will not be converted into shares of new Common Stock.

     . The issuance of Preferred Stock in lieu of the payment of cash for such Common Stock interests allows First Palmetto and the Bank to retain capital for other corporate purposes.

     . Many holders of Common Stock are customers of the Bank who appreciate an ongoing equity interest in First Palmetto.

     . Based on the Evaluation, the issuance of Preferred Stock in exchange for fractional Common Stock interests should be tax free. See page 22, "-- Material Federal Income Tax Consequences."

     The reverse stock split is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the 1934 Act because it is intended to, and, if completed, will likely terminate First Palmetto's reporting requirements under the 1934 Act. In connection with the Reverse Stock Split Proposal, First Palmetto has filed with the SEC a Schedule 13E-3 pursuant to Rule 13e-3 under the 1934 Act.

     The Reverse Stock Split Proposal, if approved, will have divergent effects depending on whether you hold more, or fewer, than 125 shares of Common Stock in a record account immediately prior to the reverse stock split.

Effect of Reverse Stock Split Proposal on First Palmetto Stockholders

     Registered Stockholders with Fewer Than 125 Shares. If the Reverse Stock Split Proposal is implemented and you are a stockholder holding fewer than 125 shares of Common Stock in a record account immediately prior to the reverse stock split:

     . You will not receive a fractional share of new Common Stock as a result of the reverse split.

     . You will receive one share of Preferred Stock for each share of Common
       Stock.

     . After the reverse split, you will have no further interest in the new
       Common Stock, and as a holder of Preferred Stock, you will no longer be entitled to vote, except as required by Delaware law. You will be entitled to receive dividends, if and when declared. No dividend may be paid on the new Common Stock unless an equivalent dividend is paid concurrently on the Preferred Stock. See page 18, --"Conversion to Preferred Stock."

     . You will not have to pay any service charges or brokerage commissions in connection with the reverse stock split.

     . As soon as practicable after the Effective Date, you will receive
       Preferred Stock for the Common Stock you held in your record account immediately prior to the reverse split in accordance with the procedures described below.

       * If you hold stock certificate(s) representing your shares, you will receive a transmittal letter from First Palmetto as soon as practicable after the Effective Date. The letter of transmittal will contain instructions on how to surrender your existing Common Stock certificate(s) for your Preferred Stock. You will not receive your Preferred Stock until you surrender your outstanding certificate(s) in accordance with the letter of transmittal. Please do not send your
                                                    -----------------------
         certificates until you receive your letter of transmittal.
         ---------------------------------------------------------

     Registered Stockholders With 125 or More Shares. If you are a registered stockholder with 125 or more shares of Common Stock in your record account as of the Effective Date, we will convert your shares into one-one hundred and twenty-fifth (1/125) of the number of shares you held immediately prior to the reverse split. For example, if you are a registered owner of 1,250 shares of Common Stock immediately prior to the reverse split, your shares will be converted to 10 shares of new Common Stock in the reverse split.

     Beneficial Owners of First Palmetto Stock. Nominees (such as a bank or broker) may have required procedures, and stockholders holding Common Stock in street name should contact their nominees to determine how they will be affected by the reverse stock split.

NOTE: If you are a beneficial owner of fewer than 125 shares of Common Stock and want to have your shares exchanged for Preferred Stock in the reverse stock split, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the reverse split.

Financial Effect of Reverse Stock Split

     The reverse stock split and the expenditure of approximately $50,000 for professional fees and other expenses related to the Transaction are not expected to have any material adverse effect on First Palmetto's capitalization, liquidity, results of operations or cash flow. These expenditures have been estimated as follows: fees and expenses of legal counsel - $30,000; fees and expenses of RP Financial - $8,000; fees and expenses of accountants - $5,000; printing and postage - $5,000; filing fees - $1,000; miscellaneous - $1,000.

     The following pro forma financial information presents the effect on First Palmetto's capitalization of the reverse stock split. The unaudited pro forma data reflect the Transaction as if it occurred on September 30, 1999. The unaudited pro forma data is not necessarily indicative of what First Palmetto's financial position would have been if the reverse stock split had been effected on the date indicated, or will be in the future.

     The unaudited pro forma data should be read in conjunction with the historical financial statements and accompanying footnotes of First Palmetto.

                                                                                   September 30, 1999
                                                          -----------------------------------------------------------------
                                                                                     Reverse Stock
                                                                As Reported              Split               Pro Forma
                                                            --------------------  --------------------  --------------------
                                                                     (In thousands, except share and per share data)
LIABILITIES
-----------
Deposits.................................................              $361,764   $        --                     $ 361,764
Federal Home Loan Bank advances..........................                83,000            --                        83,000
Accrued expenses and other liabilities...................                 2,756            --                         2,756
                                                                       --------   --------------------            ---------
         Total liabilities...............................               447,520            --                       447,520
                                                                       --------   --------------------            ---------

STOCKHOLDERS' EQUITY
--------------------
Preferred stock, at par..................................                    --            --                            --
Common stock, at par.....................................                     8            --                             8
Additional paid-in capital...............................                 6,979            --                         6,979
Retained earnings, substantially restricted..............                21,869            --                        21,869
Treasury stock, at cost                                                    (625)           --                          (625)
          Total stockholders' equity.....................                28,321            --                        28,321
                                                                       --------   --------------------            ---------
TOTAL....................................................              $475,521   $        --                     $ 475,521
                                                                       ========   ====================            =========

Number of preferred shares outstanding...................                    --            --                        34,135
Book value per preferred share...........................                    --            --                     $   39.65
Number of common shares outstanding......................               712,010            --                         5,423
Book value per common share..............................              $  39.65            --                     $4,956.25

Capital ratios:
    Tier 1 capital (to total assets).....................                  5.68%           --                          5.68%
    Tier 1 capital (to risk-weighted assets).............                  9.20%           --                          9.20%
    Total capital (to risk-weighted assets)..............                 10.46%           --                         10.46%

Conversion to Preferred Stock

     In order to reduce the number of holders of record of new Common Stock to below 300, First Palmetto will issue Preferred Stock for shares owned by registered stockholders who would hold less than one share in a record account after the reverse stock split. If stockholders approve the Reverse Stock Split Proposal at the Annual Meeting and the reverse stock split is completed, First Palmetto will issue shares of Preferred Stock for such Common Stock on a one-for-one basis.

     Under the Charter, the First Palmetto Board of Directors is authorized to issue up to 500,000 shares of serial preferred stock and to fix the powers, designations, preferences and relative, participating, optional or other special rights of such shares and the qualifications, limitations and restrictions thereof. The serial preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences or both and may have full or limited voting rights.

     If the Reverse Stock Split Proposal is approved at the Annual Meeting, the Board will issue shares of Preferred Stock with the following rights to holders of fractional share interests:

     1. The Preferred Stock will be nonvoting, except as required by Delaware law.

     2. The Preferred Stock will be entitled to receive dividends. No dividend may be paid on the new Common Stock unless an equivalent dividend is paid concurrently on the Preferred Stock. Unless otherwise determined by the Board, an equivalent dividend will be based on the 1-for-125 reverse stock split ratio. For example, if the Board declares and pays a dividend of $1.00 per share of Preferred Stock, an equivalent new Common Stock dividend would be $125.00 per share.

     3. In the unlikely event of a liquidation, dissolution or winding up of First Palmetto, the Preferred Stock would have a preference over the Common Stock.

     4. The Preferred Stock will be redeemable by First Palmetto at the option of First Palmetto, following a two-year period subsequent to the Effective Date. The redemption price will be the greater of the current fair market value of the Preferred Stock as determined by the Board of Directors or 115% of a current independent appraisal of such value. First Palmetto expects to obtain such an appraisal on an annual basis.

     5. In the event of a negotiated acquisition of First Palmetto, the Preferred Stock will be valued by the Board on the same basis as the Common Stock, subject to the 1-for-125 reverse stock split ratio.

     6. Prior to any transfer of the Preferred Stock which would result in a greater number of registered holders thereof, First Palmetto will have a right of first refusal to purchase such shares at the greater of the current fair market value of the Preferred Stock as determined by the Board of Directors or the most recent appraisal of such value. First Palmetto expects to obtain such an appraisal on an annual basis.

     The following table compares the material differences between the Old Common Stock, New Common Stock and Preferred Stock.

                                                     Liquidation
Security         Voting Rights?     Dividends?       Preference?      Redeemable?     Transferable?
----------------------------------------------------------------------------------------------------
  Old Common
    Stock           1 vote per          Yes               No               No               Yes
                      share
----------------------------------------------------------------------------------------------------
  New Common
   Stock            1 vote per          Yes               No               No               Yes
                      share
----------------------------------------------------------------------------------------------------
                                                                                        Right of
Preferred Stock     non-voting          Yes              Yes              Yes         First Refusal
----------------------------------------------------------------------------------------------------

Termination of 1934 Act Registration


     The Reverse Stock Split Proposal will affect the public registration of the Common Stock with the SEC under the 1934 Act, as the First Palmetto intends to apply for such termination as soon as practicable after approval by stockholders.

     The Common Stock is currently registered under the 1934 Act. Such registration may be terminated by First Palmetto if the Common Stock is no longer held by 300 or more stockholders of record. Termination of registration of the Common Stock under the 1934 Act would substantially reduce the information required to be furnished by First Palmetto to its stockholders and to the SEC and would make certain provisions of the 1934 Act, such as the short-swing profit recovery provisions of Section 16(b) of the 1934 Act, proxy statement disclosure in connection with stockholders meetings and the related requirement of an annual report to stockholders, no longer applicable to First Palmetto. Accordingly, for a total expenditure by First Palmetto of approximately $50,000, First Palmetto estimates it will eliminate costs and expenses associated with continuance of the 1934 Act registration, which First Palmetto estimates approximately $50,000 on an annual basis.

     One related benefit from the termination of registration of the Common Stock under the 1934 Act will be the retention of certain proprietary information of First Palmetto. First Palmetto's 1934 Act filings can be readily analyzed by First Palmetto's competitors.

     With respect to the executive officers and directors of First Palmetto, in the event the registration of the Common Stock is terminated under the 1934 Act:
(a) executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the 1934 Act, including without limitation the reporting and short-swing profit provisions of
Section 16, and (b) executive officers, directors and other affiliates of First Palmetto may be deprived of the ability to dispose of shares of Common Stock pursuant to Rule 144 under the Securities Act of 1933 (the "1933 Act").

     Upon termination of 1934 Act registration, First Palmetto will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

     In the event that First Palmetto's Preferred Shares are eventually held by more than 500 shareholders, First Palmetto will register the Preferred Stock under Section 12(g) of the Securities Exchange Act of 1934. It is anticipated that the number of Preferred shareholders will be significantly less than 500 holders following the reverse stock split.

Consequences Under Federal Securities Laws

     First Palmetto has not filed with the SEC a registration statement under the 1933 Act for the registration of the new Common Stock and the Preferred Stock to be issued and exchanged pursuant to the Reverse Stock Split Proposal. Instead, the new Common Stock and the Preferred Stock will be issued in reliance on exemptions contained in Section 3(a)(9) and Rule 145(a)(1) under the 1933 Act. Shares of new Common Stock and Preferred Stock received by First Palmetto stockholders upon consummation of the reverse stock split are expected to be freely transferable under the 1933 Act by those stockholders of First Palmetto not deemed to be "affiliates" of First Palmetto. Shares of new Common Stock and Preferred Stock acquired by persons who are "affiliates" of First Palmetto will be subject to the resale restrictions of Rule 144 under the 1933 Act.
Affiliates are generally defined as persons who control, are controlled by, or are under common control with First Palmetto at the time of the Annual Meeting (generally executive officers and directors).

     Under paragraph (e) of Rule 144, each affiliate of First Palmetto, together with any other person whose sales are required to be aggregated with those of the affiliate under Rule 144, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares or (ii) the average weekly trading volume in such shares during the preceding four calendar weeks. Pursuant to paragraph (f) of Rule 144, the shares are required to be sold in "brokers' transactions," as defined in paragraph (g) of Rule 144, or in transactions directly with a "market maker," as defined in Section 3(a)(38) of the 1934 Act, as well as comply with certain other manner of sale requirements set forth in paragraph (f). Pursuant to paragraph (c) of Rule 144, the ability of affiliates to resell shares of stock received in the reverse stock split under Rule 144 will be subject to First Palmetto's having satisfied certain 1934 Act reporting requirements for specified periods prior to the time of sale. However, if the Reserve Stock Split Proposal is approved, First Palmetto will terminate the Common Stock's 1934 Act registration as soon as practicable thereafter and will not register the Preferred Stock under the 1934 Act. Therefore, the ability of affiliates to dispose of shares pursuant to Rule 144 may be deprived. See page 19, "-- Termination of 1934 Act Registration." Affiliates also would be permitted to resell the stock received in reverse stock split pursuant to an effective registration statement under the 1933 Act or an available exemption from the 1933 Act registration requirements.

Effect on Market for Shares

     First Palmetto's Charter currently authorizes the issuance of 1,500,000 shares of Common Stock and 500,000 shares of serial preferred stock. The Reverse Stock Split Proposal, if approved and effected, will reduce significantly the number of holders of Common Stock and the number of outstanding shares of Common Stock. First Palmetto believes that completion of the Reverse Stock Split and deregistration of the Common Stock under the 1934 Act will cause the public market for shares of new Common Stock to be eliminated.

     First Palmetto has no current plans to issue additional shares of stock, but First Palmetto reserves the right to do so at any time and from time to time at such prices and on such terms as the Board of Directors determines to be in the best interests of First Palmetto and its then stockholders. Persons who continue as stockholders following implementation of the Reverse Stock Split Proposal will not have any preemptive or other preferential rights to purchase any of First Palmetto's stock that may be issued by First Palmetto in the future, unless such rights are specifically granted to the stockholders.

Potential Detriments of Reverse Stock Split Proposal to Stockholders; Accretion in Ownership and Control of Certain Stockholders

     Potential detriments to stockholders who remain as holders of new Common Stock and Preferred Stock if the reverse stock split is effected include decreased access to information and decreased liquidity. If the Reverse Stock Split Proposal is effected, First Palmetto intends to terminate the registration of its Common Stock under the 1934 Act. As a result of such termination, First Palmetto will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. The liquidity and market value of the shares of Common Stock held by unaffiliated stockholders may be adversely affected by the reverse stock split and by termination of the registration of the Common Stock under the 1934 Act.

     The Board of Directors did not retain either an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Reverse Stock Split Proposal to First Palmetto or its stockholders or an unaffiliated representative to represent the unaffiliated stockholders of First Palmetto in negotiating the terms of the Reverse Stock Split Proposal. The Board of Directors considered the Evaluation relating to the value of the Preferred Stock to be issued to stockholders holding fewer than 125 shares of Common Stock in any one record account. See page 12, "-- Evaluation of RP Financial."

Stock Certificates

     If First Palmetto's stockholders approve the Reverse Stock Split Proposal, it is the present intention of First Palmetto to file a Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Reverse Stock Split Proposal will become effective on the date of that filing. Assuming stockholder approval of the Proposal is obtained, First Palmetto plans to file the Certificate of Amendment at a time to be determined by the officers of First Palmetto, expected to be as promptly as possible, but in any event not later than July 31, 2000. First Palmetto Savings Bank, F.S.B. has been appointed exchange agent (the "Transfer Agent") to carry out the exchange of certificates for new Common Stock and/or Preferred Stock.

     On the Effective Date, each 125 shares of Common Stock will automatically be combined and changed into one share of new Common Stock, and shares of Preferred Stock will be issued in exchange for Common Stock interests of less than 125 shares. No additional action on the part of First Palmetto or any stockholder will be required in order to effect the reverse stock split. Stockholders of record will be requested to exchange their certificates representing shares of Common Stock held prior to the reverse stock split for certificates representing shares of new Common Stock and Preferred Stock issued as a result of the reverse stock split. Such stockholders will be furnished the necessary materials and instructions to effect such exchange promptly following the Effective Date. Certificates representing shares of Common Stock subsequently presented for transfer will not be transferred on the books and records of First Palmetto until the certificates representing the shares of Common Stock have been exchanged for certificates representing shares of new Common Stock and Preferred Stock. Stockholders should not submit any
                                   ----------------------------------
certificates until requested to do so.  In the event any certificate
-------------------------------------
representing shares of Common Stock is not presented for exchange upon request by the Company, any dividends that may be declared after the Effective Date with respect to the new Common Stock or Preferred Stock represented by such certificate will be withheld by First Palmetto until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to the public official pursuant to relevant abandoned property laws will be paid to the holder thereof or his designee, without interest.

     As described above, stockholders with share certificates will receive a letter of transmittal after the reverse stock split is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Transfer Agent before they can receive new Common Stock and/or Preferred Stock for those shares.

     No service charges will be payable by stockholders in connection with the exchange of certificates or the issuance of new Common Stock and Preferred Stock, all expenses of which will be borne by First Palmetto.

Material Federal Income Tax Consequences

     We summarize below the material federal income tax consequences to First Palmetto and stockholders resulting from the Reverse Stock Split Proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary is not binding on the IRS. There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders may be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations.

     This summary assumes that you are a one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation on a net basis. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

     You should consult your tax advisor as to the particular federal, state,
     ------------------------------------------------------------------------
local, foreign, and other tax consequences, in light of your specific
---------------------------------------------------------------------
circumstances.
--------------

     We believe that the Reverse Stock Split Proposal should be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to First Palmetto.

     If you continue to hold new Common Stock after the reverse stock split, you should not recognize any gain or loss in the reverse stock split, and you should have the same adjusted tax basis and holding period in your new Common Stock as you had in the Common Stock immediately prior to the reverse stock split.

     If you receive Preferred Stock in the reverse stock split, and based on the Evaluation as to the value of the Preferred Stock in relation to the Common Stock fractional interests, you should not recognize any gain or loss in the reverse stock split, and you should have the same adjusted tax basis and holding period in the Preferred Stock as you had in the Common Stock immediately prior to the reverse stock split. See page 12, "-- Evaluation of RP Financial." If you receive both new Common Stock and Preferred Stock in the reverse stock split, then the adjusted tax basis you had in the Common Stock immediately prior to the reverse stock split should be allocated between the new Common Stock and Preferred Stock in proportion to their respective fair market values, which should reflect the 1-for-125 reverse stock split ratio.

     If you receive both new Common Stock and Preferred Stock, then the Preferred Stock you receive may constitute "Section 306" stock. In general, IRS rulings have stated that stock that is redeemable by the issuing corporation for a fixed price can be Section 306 stock. We will have the right to redeem the Preferred Stock for the greater of the fair market value of the Preferred Stock as determined by the Board of Directors or 115% of an independent appraisal of the fair market value of the Preferred Stock. Because the redemption price of the Preferred Stock is based on fair market value rather than a fixed price, we believe that the Preferred Stock should not be classified as Section 306 stock. The IRS and the courts, however, are not bound by our conclusion and may disagree with us.

     If we exercise our right to redeem the Preferred Stock and the Preferred Stock is Section 306 stock, then to the extent you recognize gain or loss on the redemption, such gain or loss will be ordinary rather than capital. If you sell or otherwise dispose of your Preferred Stock and the Preferred Stock is Section 306 stock, then to the extent you realize gain on the disposition, such gain will be ordinary rather than capital, and to the extent you realize loss on the disposition, such loss will not be recognized. You are strongly urged to consult with your tax advisor as to the federal tax consequences of holding
Section 306 stock.

Appraisal Rights

     No appraisal rights are available under the Delaware General Corporation Law or under the Charter or Bylaws of First Palmetto to any stockholder who dissents from the proposal to approve the Reverse Stock Split Proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action under state law in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. In addition, stockholder challenges under federal law in general are related to the adequacy of disclosure provided to stockholders.

Reservation of Rights

     Although the Board of Directors requests stockholder approval of the proposed amendment to the Restated Certificate of Incorporation, the Board reserves the right to decide, in its discretion, to withdraw the Reverse Stock Split Proposal from the agenda of the Annual Meeting prior to any stockholder vote thereon or to abandon the Reverse Stock Split Proposal after such vote before the Effective Date even if the Proposal is approved. Although the Board presently believes that the Proposal is in the best interests of First Palmetto and its stockholders, and thus has recommended a vote for the Proposal, the Board nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the Effective Date, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split Proposal at that time. If the Board decides to withdraw the Reverse Stock Split Proposal from the agenda of the Annual Meeting, the Board will notify the stockholders of such decision promptly by mail and by announcement at the Annual Meeting. If the Board decides to abandon the Reverse Stock Split Proposal after the Annual Meeting and before the Effective Date, the Board will notify the stockholders of such decision promptly by mail.

     The Board recommends that you vote FOR the Reverse Stock Split Proposal.
     -----------------------------------------------------------------------
Proxies solicited by the Board of Directors will be voted FOR this Proposal, unless you specify otherwise in your proxy.

________________________________________________________________________________
                             INDEPENDENT AUDITORS
________________________________________________________________________________

     The Board of Directors expects to appoint KPMG LLP to audit First Palmetto's financial statements for the fiscal year ending September 30, 2000. KPMG LLP served as First Palmetto's independent auditors for the year ended September 30, 1999 and has served as First Palmetto's independent auditors since 1991. A representative of KPMG LLP is expected to be present at the Annual Meeting. He will be available to respond to appropriate questions and will have the opportunity to make a statement if he desires to do so.

________________________________________________________________________________
                                 OTHER MATTERS
________________________________________________________________________________

     The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Annual Meeting. Properly executed proxies in the accompanying form that have not been revoked confer discretionary authority on the persons named therein to vote at the direction of a majority of the Board of Directors with respect to matters incident to the conduct of the Annual Meeting and with respect to any other matter presented to the Annual Meeting if notice of such matter has not been delivered to the Company in accordance with the Certificate of Incorporation, which provides an advance notice procedure for certain business to be brought before an annual meeting of stockholders. Under the Certificate of Incorporation and SEC rules, if a stockholder notifies the Company after

May 20, 2000 of such stockholder's intent to present a proposal at the Annual Meeting, the persons named in the accompanying proxy may exercise such discretionary voting authority if the proposal is raised at the Annual Meeting without any discussion of the matter in this Proxy Statement.

________________________________________________________________________________
                           SOLICITATION INFORMATION
________________________________________________________________________________

     The cost of soliciting proxies in the form enclosed herewith will be borne by First Palmetto. In addition to solicitation of proxies by mail, First Palmetto, through its directors, officers and regular employees, may also solicit proxies personally or by telegraph or telephone without additional compensation. First Palmetto will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

________________________________________________________________________________
                             STOCKHOLDER PROPOSALS
________________________________________________________________________________

     If Proposal II is not approved at the Annual Meeting or the Reverse Stock Split Proposal is not implemented prior to next year's Annual Meeting of Stockholders, any proposal intended to be presented by any stockholder for action at next year's Annual Meeting (to be held on or about February 19, 2001) must be received by the Secretary of First Palmetto at First Palmetto's main office, 407 DeKalb Street, Camden, South Carolina 29020 not later than September 24, 2000 in order for the proposal to be considered for inclusion in the proxy materials relating to that Annual Meeting.

     First Palmetto's Certificate of Incorporation provides that due notice of business to be bought before an annual meeting by a stockholder must be delivered to the principal executive offices of First Palmetto neither fewer than 30 nor more than 90 days prior to the meeting, unless notice or prior public disclosure of the date of the meeting occurs fewer than 45 days prior to the date of the meeting, in which event the Certificate of Incorporation provides that due notice of business to be brought before the meeting by a stockholder must be delivered not later than the close of business on the 15th day following the day on which notice of the day of the meeting was mailed or public disclosure was made. To be timely under the Certificate of Incorporation, a stockholder's proposal for new business in connection with next year's Annual Meeting of Stockholders (to be held on or about February 19, 2001) must be delivered on or before January 20, 2001 (if 45 days' notice or prior public disclosure is given). Nothing in this paragraph shall be deemed to require First Palmetto to include in its proxy materials any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission or First Palmetto's Certificate of Incorporation or Bylaws in effect at the time such proposal is received.

________________________________________________________________________________
                            ADDITIONAL INFORMATION
________________________________________________________________________________

Financial Information

     A copy of First Palmetto's Annual Report to Stockholders for fiscal 1999 accompanies this Proxy Statement. First Palmetto has filed an Annual Report on Form 10-K (File No. 0-18932) for the fiscal year ended September 30, 1999 with the SEC (the "Form 10-K"). Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to the Secretary of First Palmetto at Post Office Box 861, Camden, South Carolina 29020. The Form 10-K is incorporated by reference in this Proxy Statement.

Available Information

First Palmetto is subject to the information requirements of the 1934 Act and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC Internet Website (http://www.sec.gov.)


                              BY ORDER OF THE BOARD OF DIRECTORS



                              DARLENE H. LOVE
                              SECRETARY
Camden, South Carolina
May 22, 2000

                                                                      Appendix A

                           CERTIFICATE OF AMENDMENT
                                    OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                     FIRST PALMETTO FINANCIAL CORPORATION
                   ----------------------------------------
                    Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware
                   ----------------------------------------

     FIRST PALMETTO FINANCIAL CORPORATION, a Delaware corporation, does hereby certify as follows:

     FIRST: The first paragraph of Article IV of the Corporation's Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

       The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is five hundred twelve thousand (512,000), of which twelve thousand (12,000) shall be common stock, par value $1.25 per share, amounting in the aggregate to fifteen thousand dollars ($15,000), and of which five hundred thousand (500,000) shall be serial preferred stock, par value $0.01 per share, amounting in the aggregate to five thousand dollars ($5,000). The shares may be issued by the Corporation from time to time as approved by its Board of Directors without the approval of its stockholders. The consideration for the issuance of the shares shall be paid in full before issuance and shall not be less than the par value per share. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of the shares of the Corporation. The consideration for the shares shall be cash, services actually performed for the Corporation, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable.

     SECOND:  The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has cause this Certificate to be duly executed in its corporate name this _____ day of __________, 2000.

                               FIRST PALMETTO FINANCIAL CORPORATION

                               By: _______________________________
                                   Name:
                                   Title:

ATTEST:

By: _______________________________
    Name:
    Title:

                                REVOCABLE PROXY
                     FIRST PALMETTO FINANCIAL CORPORATION

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                        ANNUAL MEETING OF STOCKHOLDERS
                                 June 19, 2000
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          The undersigned hereby constitutes and appoints Samuel R. Small and
Charlie E. Nash, and each of them, the proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Stockholders (the "Annual Meeting") of First Palmetto Financial Corporation ("First Palmetto"), the holding company for First Palmetto Savings Bank, F.S.B. (the "Bank"), to be held at the Bank's main office, 407 DeKalb Street, Camden, South Carolina, on Monday, June 19, 2000, at 10:00 a.m., local time, and at any adjournments thereof, and to vote all the shares of stock of First Palmetto which the undersigned may be entitled to vote, upon the following matters:

                                                     FOR            WITHHOLD
                                                     ---            --------
          I.   The election as directors of
               the nominees listed below.

                    Pierce W. Cantey, Jr.            [_]              [_]
                    William R. Clyburn               [_]              [_]



                                                     FOR      AGAINST  ABSTAIN
                                                     ---      -------  -------

          II.  The approval of a proposal            [_]        [_]      [_]
               (the "Reverse Stock Split
               Proposal") to amend First
               Palmetto's Restated Certificate
               of Incorporation to effect a
               1-for-125 reverse stock split
               of the common stock and to issue
               shares of preferred stock in
               exchange for shares of common
               stock held by any First Palmetto
               stockholder who, following the
               reverse stock split, would otherwise
               hold less than one share of common
               stock of record in any separate account.

          III. The transaction of such other business as may properly come before the Annual
               Meeting or any adjournments thereof.

          The Board of Directors recommends a vote "FOR" election of the nominees listed above and "FOR" approval of the Reverse Stock Split Proposal.

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THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN.  IF
NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE, FOR THE REVERSE STOCK SPLIT PROPOSAL AND AS DETERMINED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS AS TO WHICH THIS PROXY CONFERS DISCRETIONARY AUTHORITY.
--------------------------------------------------------------------------------

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


          The undersigned stockholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.

Dated: ______________, 2000

_________________________________       ______________________________________
PRINT NAME OF STOCKHOLDER               PRINT NAME OF STOCKHOLDER


_________________________________       ___________________________________
 SIGNATURE OF STOCKHOLDER               SIGNATURE OF STOCKHOLDER



Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, etc., please give your full title. If the signer is a corporation, please sign the full name by a duly appointed officer. If shares are held jointly, each holder should sign.


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PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
POSTAGE-PREPAID ENVELOPE.
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